USIS ACQUISITION, LLC



                                                       July 24, 1998



          American Eco Corporation
          11011 Jones Road
          Houston, Texas 77070
          Attn:  Michael E. McGinnis, Chairman

          Gentlemen:

                    This letter sets forth the terms and conditions of the agreement relating to the purchase by the undersigned (the "Buyer") from you, American Eco Corporation, an Ontario corporation (the "Seller"), of certain promissory notes (the "Notes") of U S Industrial Services, Inc., a Delaware corporation (the "Company"), issued to the Seller consisting of an aggregate principal and interest in the amount of $17,900,000 as of July 24, 1998. The Notes consist of the total of a Promissory Note, dated March 1, 1996, from EIF Holdings, Inc., a Hawaii corporation ("EIF"), as Maker, to the Seller, as Payee, as amended by a Renewal, Extension and Modification of the Revolving Line of Credit Note, dated July 31, 1997, a Second Amendment to the Revolving Line of Credit Note, dated September 30, 1997, and a Third Amendment to the Revolving Line of Credit Note, dated February 18, 1998. Effective June 22, 1998, EIF completed a recapitalization and reincorporation (collectively, the "Reincorporation"), whereby the surviving company (or successor registrant) is the Company. Upon the Reincorporation the Company succeeded to all the business, properties, assets and liabilities of EIF.

                    1. Subject to the terms and conditions herein, the Buyer is purchasing from the Seller, and the Seller is selling and assigning to the Buyer, the Notes for $17,900,000 (the "Purchase Price"). Upon execution and delivery of this Letter Agreement by the Seller to the Buyer, the Buyer shall pay the Purchase Price by delivering to the Seller (i) $5,000,000 by wire transfer to an account designated by the Seller and (ii) a promissory note, in the form attached hereto as Exhibit A (the
                                                          ---------
          "Promissory Note"), in the principal amount of $12,900,000 payable to the order of the Seller. The Promissory Note shall bear interest at a rate of 10% per annum and all interest shall accrue and be payable upon maturity which shall be on January 29, 1999 and shall be secured by shares of the Company pursuant to a Stock Pledge Agreement in the form attached hereto as Exhibit B.
                                                                ---------

                    2. The Buyer represents, warrants and covenants to the Seller that:

                         2.1 The Buyer has the full corporate power and authority to enter into this Letter Agreement, to purchase the Indebtedness, and to issue the Promissory Note and to execute and deliver the Pledge Agreement, and that the Buyer's execution, delivery and performance under this Letter Agreement, the Promissory Note and the Pledge Agreement (collectively, the "Purchase Documents") has been duly authorized by all necessary action.

                         2.2 The Buyer has duly executed and delivered the Purchase Documents and each constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms.

                         2.3 The Buyer is not, on the date hereof, nor will be as a result of the transactions contemplated by this Letter Agreement, insolvent, as such term is defined under Title 11 of the United States Code or any similar state statute.

                         2.4 The Buyer has provided the unaudited balance sheet as at July 16, 1998 (the "Balance Sheet"). The Balance Sheet has been prepared according to generally accepted accounting principles and accurately sets forth the assets and liabilities (contingent or otherwise) as of the date thereof. No event has occurred since the date of the Balance Sheet which would adversely affect the financial condition of the Buyer.

                         2.5 The Buyer is fully familiar with and aware of the current business and affairs of the Company and it has had the opportunity to discuss the Company's operations and financial condition and prospects with management of the Company. The Buyer acknowledges that the Seller has not made any representations (written or oral) to it regarding the Company.

                         2.6 The Buyer acknowledges that the sale and assignment of the Notes to it is without recourse to the Seller, and that it fully understands the risks entailed in such an investment and inherent in the transactions contemplated by this Letter Agreement.

                    3. The Seller represents and warrants to the Buyer that:

                         3.1 The Seller is the sole beneficial and record owner of the Notes, free and clear of any lien, encumbrance and/or security interest of any kind or nature whatsoever, except any restrictions by reason of the Securities Act of 1933, as amended.

                         3.2 The Seller has the full corporate power and authority to enter into this Letter Agreement and to sell the Notes, and that the Seller's execution, delivery and performance under this Letter Agreement has been duly authorized by all necessary action.

                    4. This Letter Agreement sets forth the entire agreement between the parties hereto as to the subject matter herein, and cannot be amended, modified or terminated except by an agreement in writing executed by the parties hereto. In the event any provision of this Letter Agreement is invalid, illegal or unenforceable, the remainder of hereof shall be construed without taking into effect such invalid, illegal or unenforceable provision. This letter shall be governed by the laws of the State of Texas.

                    Please signify your agreement to the foregoing by executing and returning the duplicative original of this letter. You may retain the original for your files.



                                   Very truly yours,

                                   USIS ACQUISITION, LLC
                                   a Delaware limited liability company


                                   By: /s/ Albert V. Furman, III
                                      --------------------------
                                      Albert V. Furman, III
                                      Manager

          Agreed to this 24th
          day of July, 1998


          AMERICAN ECO CORPORATION


          By: /s/ Michael E. McGinnis
             ------------------------------
             Michael E. McGinnis
             Chairman



          Consented to this 24th
          day of July, 1998


          U S INDUSTRIAL SERVICES, INC.


          By: /s/ Michael Chakos
             ------------------------------
             Michael Chakos
             President/Chief Operating Officer